Exhibit 10.39

120 WALKER DRIVE, BRAMPTON, ONTARIO

INDUSTRIAL LEASE

BETWEEN

80241 CANADA LTD.

(The “Landlord”)

AND

ICL INDUSTRIAL CONTAINERS ULC

(The “Tenant”)

- i -

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LEASE

THIS LEASE dated the 17th day of July, 2006, is made and entered into by 80241 Canada Ltd, (the “Landlord”) and ICL Industrial Containers ULC (the “Tenant”) who, in consideration of the covenants herein contained, agree as follows:

ARTICLE 1

BASIC TERMS, SCHEDULES, DEFINITIONS

1.1	Basic Terms

(a)	Landlord

	(i) Landlord: (ii) Address of Landlord:	80241 Canada Ltd. 167 Lord Seaton Road Willowdale, Ontario, M2P 2K8 Attention: Stephen Arshinoff

(b)	Tenant

	(i) Tenant: (ii) Address of Tenant:	ICL Industrial Containers ULC 8607 Roberts Drive, Suite 250 Atlanta, Georgia 30530-2230 Attention: Kevin C. Kern

	(iii) Address of Premises:	120 Walker Drive, Brampton, Ontario

(c)	Indemnifier

	(i) Indemnifier:	BWAY Corporation
	(ii) Address of Indemnifier:	8607 Roberts Drive, Suite 250 Atlanta, Georgia 30530-2230

(d)	Rentable Area of Building	Approximately 40,904 square feet

(e)	Term
	(i) Term:	ten (10) years
	(ii) Commencement Date:	July 17, 2006
	(iii) Lease Expiration Date:	July 16, 2016

(f)	Annual Base Rent Year of the Term	Per Square Foot	Per Annum	Per Month
	Years 1 - 5	$5.75	$235,198.00	$19,599.83

(g)	Annual Base Rent Year of the Term	Per Square Foot	Per Annum	Per Month
	Years 6 -10	$6.50	$265,876.00	$22,156.33

(h)	Permitted Use

Industrial and ancillary office use, including without limitation: manufacturing industrial containers, including plastic pails, steel pails and steel drums; refurbishing containers and pallets; warehousing; office and ancillary uses.

(i)	Extension Term

Two (2) Extension Terms of five (5) years each.

The foregoing Basic Terms are hereby approved by the parties and each reference in this Lease to any of the Basic Terms shall be construed to include the provisions set forth above as well as all of the additional terms and conditions of the applicable sections of this Lease where such Basic Terms are more fully set forth.

1.2	Schedules

All Schedules to this Lease are incorporated into and form an integral part of this Lease.

1.3	Definitions

In this Lease, the words, phrases and expressions set forth in Schedule B are used with the meanings defined therein.

ARTICLE 2

PREMISES

2.1	Premises

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases to the Tenant and the Tenant leases from the Landlord the Premises.

ARTICLE 3

TERM

3.1	Term

(a)	The Term of this Lease shall be for the period set out in section 1.l(e)(i), beginning on the Commencement Date.

(b)

The Landlord and the Tenant are parties to that certain Industrial Lease, dated as of even date herewith, relating to property located at 27 Hansen Road, Brampton, Ontario (as the same may be amended from time to time, herein referred to as the “Hansen Road Lease”). Capitalized terms used in this Section 3.1(b) without definition shall have the meanings set forth in Article 18 of the Hansen Road Lease. Notwithstanding anything in this Lease to the contrary, the Tenant shall have the right, at its option and in its sole discretion, to terminate this Lease without payment of a termination fee in connection with the exercise by Tenant of the Expansion Option. Unless otherwise stipulated by the Tenant in writing, the foregoing termination option shall be deemed to have been exercised upon the commencement of construction of the Building Expansion. Such termination shall be effective as of the date on which both of the following conditions have been satisfied: (i) the Building Expansion has been delivered to the Tenant pursuant to Section 18.5(a) of the Hansen Road Lease and (ii) the Tenant shall have surrendered the Premises hereunder to the Landlord pursuant to the terms hereof. From and after the effective date of such termination, the Term hereof shall end; this Lease shall be null, void and of no further force or effect, except for such provisions that expressly survive the expiration or termination hereof, and the Tenant shall be entitled to a refund of any rents paid with respect to periods after the effective date of such termination.

3.2	Option to Extend

(a)	Provided that the Tenant is not then in default of its obligations under this Lease beyond any applicable cure or grace period, the Landlord shall at the expiration of the Term, provided the Tenant has given the Landlord notice of its exercise of the option to extend at least twelve (12) months prior to the expiration of the Term, extend the Term for a further term of five (5) years (the “First Extension Term”) from the expiration of the Term, upon the same terms and conditions contained in this Lease except extension options and the Annual Base Rent to be paid during the First Extension Term.

(b)	Provided that the Tenant is not then in default of its obligations under this Lease beyond any applicable cure or grace period, the Landlord shall at the expiration of the First Extension Term, provided the Tenant has given the Landlord notice of its exercise of the option to extend at least twelve (12) months prior to the expiration of the First Extension Term, extend the First Extension Term for a further term of five (5) years (the “Second Extension Term”) from the expiration of the Term, upon the same terms and conditions contained in this Lease except extension options and the Annual Base Rent to be paid during the Second Extension Term.

(c)	The Annual Base Rent during any Extension Term shall be the Current Market Rent for the Premises. If the Landlord and the Tenant have not mutually agreed on the amount of the Annual Base Rent at least three (3) months prior to the commencement of such Extension Term, then Annual Base Rent shall be decided in the manner set out in Section 3.3. Until the Annual Base Rent has been determined, the Tenant shall pay the monthly Rent requested by the Landlord and, upon the determination of the Annual Base Rent, the Landlord and the Tenant shall make the appropriate adjustments together with interest at the Prime Rate.

3.3	Appraisals

If the Annual Base Rent payable during an Extension Term is not agreed upon at least three (3) months prior to the commencement of such Extension Term, then each party shall, within thirty (30) days thereafter, mandate an appraiser licensed in the Province where the Premises are located, to determine the Current Market Rent for the Premises. In the event that a party fails to appoint an appraiser within such thirty (30) days and has failed to remedy such failure within five (5) days of written notice thereof from the other party, then the Annual Base Rent shall be the Current Market Rent for the Premises, as determined by the sole appraiser. If two appraisers are appointed, in the event that the higher of the amounts so determined by one appraiser does not exceed the lower so determined by the other appraiser by more than 15%, then the Annual Base Rent shall be the average of the two, otherwise, the two appraisers shall jointly name a third appraiser licensed in the Province of Ontario who shall be mandated to determine the Current Market Rent for the Premises. The Annual Base Rent shall be equal to such amount as so determined if it is no less than the lower of the first two nor no more than the higher of the first two, otherwise, it shall be whichever of the first two amounts is closest in value to the third. Notwithstanding the foregoing, the Annual Base Rent during an Extension Term shall in no event be less than the Annual Base Rent during the initial Term or Extension Term then ending, as the case may be.

ARTICLE 4

RENT

4.1	Rent

The Tenant shall pay to the Landlord, at 167 Lord Seaton Road, Willowdale, Ontario M2P 2K8, or at such other place as the Landlord may direct in writing, during the Term in lawful money of Canada without any demand, set off, abatement, compensation or deduction whatsoever, on the days and at the times hereinafter specified, Rent, which shall include the aggregate of the sums specified in sections 4.1(a), 4.1(b) and 4.1(c) below:

(a)	Annual Base Rent – During each of the first five (5) Lease Years, Annual Base Rent in the amounts per annum for the respective years of the Term as more particularly set out in section 1.1(f). During each of the next five (5) Lease Years, the Annual Base Rent shall be the Annual Base Rent as more particularly set out in section l.l(g).

(b)	Additional Rent - Together with such other amounts, charges, costs and expenses as are required to be paid by the Tenant to the Landlord pursuant to this Lease in addition to Annual Base Rent, whether or not such amounts are specifically designated elsewhere in this Lease as Additional Rent.

(c)	Management Fee – The Management Fee.

4.2	Payment of Rent

The Annual Base Rent shall be paid in equal consecutive monthly instalments in advance on the first day of each and every month during the Term. Subject to section 4.3, the first monthly instalment of the Annual Base Rent shall be paid by the Tenant on the Commencement Date of the Term. The Landlord shall remit to the Tenant, before each Lease Year, the estimated amount of the Additional Rent (other than the portion thereof which the Tenant shall pay directly to third parties) and of the Management Fee for that period, and the monthly payments of Additional Rent and Management Fee which are payable to the Landlord shall then be established for said Lease Year based on that estimate. The Landlord may from time to time during a Lease Year re-evaluate its estimate of such Additional Rent and of the

Management Fee, and in such case shall notify the Tenant in writing of the re-evaluation and establish monthly payments for the unexpired period of such Lease Year or of such part only of a Lease Year, so that after the Tenant is credited with the appropriate amounts paid by the Tenant in accordance with the previous estimate, such Additional Rent and the Management Fee is paid in full during such Lease Year or during a part only of such Lease Year. After each Lease Year, the Landlord shall remit to the Tenant a statement indicating the actual amount of the Additional Rent (other than the portion thereof which the Tenant has paid directly to third parties) and of the Management Fee for the said Lease Year. Should the amount of such Additional Rent and of the Management Fee then determined by the Landlord be greater or less than the total of the amounts already paid by the Tenant to the Landlord, then appropriate adjustments will be made within thirty (30) days following the delivery of the above-mentioned statement.

4.3	Rent for Irregular Periods

All Rent reserved herein shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate Rent for irregular periods of less than one (l) month a pro-rata adjustment, based on a per diem adjustment on the basis of a three hundred and sixty-five (365) day year, shall be made on a daily basis in order to compute Rent for such irregular period.

4.4	Waiver of Offset

The Tenant hereby waives and renounces any and all existing and future claims, offsets and compensation against any Rent and agrees to pay such Rent regardless of any claim, offset or compensation which may be asserted by the Tenant or on its behalf.

4.5	Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely net lease for the Landlord except as shall be otherwise provided herein, and that the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, and the Tenant, except as shall be otherwise provided herein, shall pay all charges, impositions and costs of every nature and kind relating to the Premises.

ARTICLE 5

TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

5.1	Rent

To pay the Annual Base Rent, Additional Rent and the Management Fee on the days and in the manner provided herein.

5.2	Permitted Use

To use the Premises only for the purpose set out in section 1.l(h) and not to use or permit to be used the Premises or any part thereof for any other purpose without first obtaining the consent of the Landlord (which shall not be unreasonably withheld or delayed).

5.3	Waste and Nuisance

Not to commit or permit any waste or injury to the Premises including the Leasehold Improvements and any overloading of the capacity of a utility, electrical or mechanical facility in the Premises.

5.4	Insurance Risks

Not to do, omit to do or be done or permit to be done or omitted to be done upon the Premises anything that would cause any policy of insurance to be subject to cancellation.

5.5	Cleanliness and Heating

(a)	Not to permit the Premises to become untidy, unsightly or hazardous or permit unreasonable quantities of waste or refuse to accumulate therein. In addition, the Tenant shall regulate the heating, ventilating and air-conditioning facilities serving the Premises so as to maintain reasonable conditions of temperature and humidity within the Premises so as to prevent any damage thereto by reason of frost, moisture or otherwise, shall make all necessary maintenance, repairs and, subject to Section 7.2, replacements to said facilities, (reasonable wear and tear excepted).

(b)	The Tenant shall maintain, at the Tenant’s expense, a service contract for the HVAC system with a reputable third party contractor chosen by the Tenant and approved in advance by Landlord in writing (such approval not to be unreasonably withheld or delayed), and shall ensure that the Landlord is at all times in possession of a copy of such service contract and shall promptly deliver to Landlord copies of regular inspection reports and details of repairs.

(c)	Notwithstanding Section 5.5(b), so long as the Tenant is BWAY Corporation, or a direct or indirect wholly owned subsidiary of BWAY Corporation, the Tenant shall not be required to enter into a service contract for the HVAC system with a third party contractor, provided that the Tenant covenants to maintain or cause to be maintained the HVAC system to the same standard as would a professional third party contractor performing inspections at regular intervals in accordance with industry standards. In the event the Tenant breaches the foregoing covenant, the Tenant shall thereafter, for the balance of the Term, be required to enter into a service contract as required under Section 5.5(b) and, without limiting the Tenant’s obligations under Section 7.1, shall be responsible for the cost of all repairs and replacements to the HVAC system resulting from said breach.

5.6	Compliance with Laws

To comply at its own expense with all municipal, federal, provincial, sanitary, fire and safety laws, bylaws, regulations and requirements pertaining to the operation and use of the Premises, signage, trade fixtures, furniture and equipment installed therein and the making by the Tenant of any repairs, changes or improvements therein, provided that the Tenant’s obligations and covenants relating to compliance with Environmental Laws shall be governed by Article 9 below.

5.7	Overholding

That if the Tenant shall continue to occupy the Premises after the expiration of this Lease without any further written agreement and without objection by the Landlord (which shall not result in a tacit renewal of this Lease despite any legal presumption to the contrary) the Tenant shall be a monthly tenant at a monthly rent equal to 150% of the Annual Base Rent payable in respect of the last month of the Term, such rent to be payable by the Tenant as set forth in Article 4 hereof and (except as to length of tenancy) on and subject to the provisions and conditions herein set out, including the obligation to pay Additional Rent, the whole, without prejudice to the rights and recourses of the Landlord.

5.8	Signs

The Tenant shall be permitted to install, at its sole cost and expense, signage on the Premises, including the Building, provided such signage complies with all applicable lawful governmental requirements. The Tenant shall remove such signage at the expiry or earlier termination of the Term and shall repair any damage caused by the installation or removal of the signage.

5.9	Inspection and Access

To permit the Landlord, upon reasonable prior notice (which shall not in any event be less than 24 hours) and during normal business hours, from time to time, or at any time in the event of an emergency, to enter and to have its authorized agents, employees and contractors enter the Premises for the purpose of inspection, maintenance, making those repairs which the Landlord is required to make hereunder to the Premises; and the Tenant shall provide free and unimpeded access for the purpose, and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby, but the Landlord in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Tenant’s use and enjoyment of the Premises.

5.10	Showing Premises

The Tenant shall permit the Landlord and its authorized agents and employees, acting reasonably and without interrupting the Tenant’s business, to show the Premises:

(a)	to prospective tenants during the hours of 8:00 a.m. to 6:00 p.m. Monday to Friday, inclusive, of the last six (6) months of the Term, or if the Tenant has exercised a right to extend the Term under section 3.2, the last six (6) months of such Extension Term; and

(b)	to prospective purchasers and lenders during the hours set forth in section 5.10(a) throughout the Term and any Extension Terms.

The Landlord shall give the Tenant reasonable prior notice of any such showing, and at the request of the Tenant shall effect such showing in the company of a Tenant representative (provided that the Tenant shall not unreasonably delay such showing by reason of making a Tenant representative available).

5.11	Equipment

The Tenant shall be responsible for and pay the cost of installation, operation, maintenance and replacement of the equipment required by its occupancy of the Premises including, without limitation, security systems, sprinkler systems, racking, rail siding, fencing in and around the Premises, telephones, computers and other communications facilities and equipment.

5.12	Floor Loads

The Tenant shall not place a load upon any portion of any floor of the Premises which exceeds the floor load which the area of such floor being loaded was designed to carry, having regard to the loading of adjacent areas and that which is allowed by applicable provincial building codes. The Tenant shall repair any damage done in the Premises by reason of any excessive weight placed in the Premises or excessive vibration caused in the Premises.

5.13	Glass

The Tenant shall restore or replace forthwith, at its expense, any broken or damaged glass on, in or upon the Premises.

ARTICLE 6

LANDLORD’S COVENANTS

6.1	Quiet Enjoyment

The Landlord covenants with the Tenant that, provided the Tenant duly and punctually pays the rent hereby reserved and performs the covenants on its part contained, the Tenant shall and may peaceably possess and enjoy the Premises for the Term hereby granted without any interruption or disturbance from the Landlord, its successors and assigns or any other persons lawfully claiming by, from, through or under it.

ARTICLE 7

REPAIR, MAINTENANCE, DAMAGE AND DESTRUCTION

7.1	Maintenance and Repairs

(a)	The Tenant shall keep the Premises as would a careful and prudent owner consistent with the general standards of industrial buildings of similar age, character and location in the city in which the Building is located, including all Leasehold Improvements and all trade fixtures. This obligation includes, without limitation, the following:

(i)	repairs and, maintenance to the plumbing, electrical ventilating, heating, air conditioning and HVAC systems and other base building systems and equipment, including the systems provided for bringing utilities to the Building, doors, door seals, rail siding, dock seals and levellers, the roof and all component parts thereof (including without limitation the repair and maintenance of the waterproof membrane, to the extent that such repairs and maintenance expenses do not constitute a capital cost in accordance with generally accepted accounting principles, which capital costs will be treated as capital repairs pursuant to Section 7.2 provided that they are not attributable to a breach by the Tenant under Section 7.1(b)), plate glass, signs, hardware, partitions, mechanical, electrical, lighting and plumbing fixtures and systems, wiring, piping, water, sewers and gas connections, drains and mains attributable to the Property and which serve the Building, ceilings, floors, stairs, platforms, walls, thresholds, and all operating equipment in the Premises, exterior walls, parking areas, driveways, entrances, glass windows, mouldings and all other machinery, operating equipment and facilities belonging to, forming part of or connected with the Premises and the Building;

(ii)	normal levelling, grading and patching of yard and maintenance of asphalt and paving; and

(iii)	keeping the driveways, parking areas, entrances, walks, grounds, sidewalks and curbs forming part of the Property clean and free of snow and ice;

(b)	The Tenant shall maintain, at the Tenant’s expense, a service contract for the maintenance of the roof components with a reputable third party contractor chosen by the Tenant and approved in advance by Landlord in writing (such approval not to be unreasonably withheld or delayed), and shall ensure that the Landlord is at all times in possession of a copy of such service contract and shall promptly deliver to Landlord copies of regular inspection reports and details of repairs.

(c)

Notwithstanding anything herein, the Landlord shall carry out the repairs and replacements in respect of the identified costs for years 1 to 3 as set out in the Capital Reserve Table annexed as Appendix B to the Property Condition report dated April 21, 2006 prepared by Golder Associates in favour of BWAY Corporation at the Landlord’s sole cost and expense within such time frames as would a prudent landlord and in any event prior to the Lease Expiration Date set forth in Section l.l(e)(iii).

(d)	At the expiration of the Lease or any renewals or extensions thereof, the Tenant shall surrender the Premises to the Landlord in the manner provided for in section 15.8.

(e)	The Landlord shall be responsible for and shall carry out, at its sole cost and expense, all repairs required as a result of:

(i)	inherent structural defects or weaknesses in the Premises;

(ii)	defects in repairs or construction performed or installations made by or on behalf of the Landlord; and

(iii)	the negligent acts or omissions of the Landlord.

(f)	Prior to or within thirty (30) days after occupation of the Premises by the Tenant, and prior to or within thirty (30) days following the departure from the Premises by the Tenant, representatives of the Tenant and the Landlord shall make a joint inspection of the Premises and record the condition thereof on an inspection checklist. Within ten (10) days after said initial joint inspection, a copy of the inspection checklist shall be sent to both the Landlord and the Tenant, and such inspection checklist shall form a part of this Lease.

7.2	Capital Repairs

Notwithstanding anything to the contrary contained in this Lease except for repairs and other work contemplated by sections 7.17.1(c) and (e) and Article 9, to the extent that the cost of any repair or replacement to the Premises constitute a capital cost in accordance with generally accepted accounting principles, the Landlord shall make such repairs or replacements, provided that all such repairs or replacements shall be consistent with the existing building standard and with the general standards of industrial buildings of similar age, character and location in the city in which the Building is located. The cost of such repair or replacement shall be amortized over the useful life expectancy of the asset repaired or replaced on a straight line basis and the Tenant shall pay to the Landlord in each year of the Term the amortized amount of such cost within thirty (30) days after receipt of an invoice therefor from the Landlord. Any replacement or repair to the Structure of the Building, replacement of any of the base building systems servicing the Building and replacement of asphalt or other paving shall constitute a capital cost.

7.3	Damage, Destruction and Termination

(a)	If the Building becomes Untenantable such that the Building or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for its use thereof pursuant to this Lease then:

(i)	from and after the date of occurrence of the event rendering the Building Untenantable and until the Premises are again reasonably capable of use and occupancy as aforesaid, Rent shall abate from time to time in proportion to the part or parts of the Building not reasonably capable of use and occupancy; and

(ii)	unless this Lease is terminated as hereinafter provided, the Landlord shall repair such damage with all reasonable diligence to the extent only of insurance proceeds actually received by the Landlord (the “Landlord’s Work”). The Landlord’s obligation to rebuild and restore the Premises and the Building shall not include the obligation to rebuild, restore, replace or repair, without limitation, any chattel, furniture, inventory, fixtures (including trade fixtures), Leasehold Improvements including, without limitation, any alterations constructed or installed for or on behalf of the Tenant or for its benefit, installations, additions or partitions in respect of which the Tenant is required to maintain insurance under this Lease, or any other thing that is the property of the Tenant located on, in, under, above or which serve the Premises. Nothing herein shall require the Landlord to rebuild the Premises and the Building in the condition and state that existed before the damage, but the Premises and the Building, as rebuilt, will have reasonably similar facilities and services to those that existed prior to the damage.

(b)	If the Building is substantially damaged or destroyed by any cause to the extent such that in the reasonable opinion of the Landlord’s architect or engineer (to be delivered to the Landlord and Tenant within thirty (30) days after the damage or destruction) it cannot be repaired or rebuilt (based on standard hours of construction work) or if access cannot be restored within twelve (12) months after the occurrence of the event rendering the Building Untenantable or the expiration of the Term (whichever is sooner), either the Landlord or the Tenant may at its option, exercisable by written notice to the other party given within ninety (90) days after the occurrence of such damage or destruction, terminate this Lease, in which event the Landlord shall not be bound to repair, and the Tenant shall instead deliver up possession of the Premises to the Landlord with reasonable expedition but in any event within sixty (60) days after delivery of such notice of termination, and Rent shall be apportioned and paid to the date upon which possession is so delivered up (but subject to any abatement to which the Tenant may be entitled under section 7.3(a) by reason of the Premises having been rendered in whole or in part not reasonably capable of use and occupancy), but otherwise the Landlord shall repair such damage with such reasonable diligence.

(c)

If neither party has elected to terminate this lease pursuant to section 7.3(b) and if the Landlord has not completed the repair or the rebuilding to such an extent that it is substantially complete and ready for the Tenant’s occupancy within twelve (12) months after the occurrence of the event rendering the Building Untenantable (subject to any event of force majeure referred to in section 14.1 arising after the occurrence of the original event rendering the Building Untenantable) then the

Tenant may by notice to the Landlord elect to terminate this Lease effective as of the date of the notice or such later date as may be specified therein.

(d)	The Tenant shall make available all proceeds of insurance with respect to the Building for the purposes of any such repairing or rebuilding.

ARTICLE 8

TAXES AND OPERATING COSTS

8.1	Tenant’s Tax Obligations

During the Term, the Tenant shall be responsible to:

(a)	pay when due, all taxes, business taxes, property taxes, business licence fees, permit fees and other taxes, rates, duties or charges levied, imposed or assessed by lawful authority in respect of the use and occupancy of the Premises by the Tenant, the business or businesses carried on therein by the Tenant, or the equipment, machinery or fixtures brought therein by or belonging to the Tenant, or to anyone occupying the Premises with the Tenant’s consent, or from time to time levied, imposed or assessed in the future in lieu thereof, and shall pay to the Landlord upon demand the portion of any tax, rate, duty or charge levied or assessed upon the Land and Building that is attributable to any equipment, machinery or fixtures on the Premises which are not the property of the Landlord; and

(b)	(i) pay promptly directly to the relevant taxing authority as and when due all Taxes that are levied, rated, charged or assessed from time to time, in respect of the Premises on the basis of any real property tax bill or assessment notice rendered by any lawful taxing authority; (ii) within ten (10) days after receipt of any such real property tax bill or assessment notice, provide a copy thereof to the Landlord; and (iii) promptly deliver to the Landlord receipts evidencing the payment of all such Taxes and such other information in connection therewith as the Landlord reasonably requires. The Tenant will pay all Taxes when they become due and payable, before any interest, penalty, fine or cost may be imposed for late or non-payment, to the department, office or bureau charged with their collection. If the Tenant should fail to pay any Taxes as required under this Section, the Landlord shall have the right to pay such Taxes at the Tenant’s expense, and the Tenant shall pay to the Landlord as Additional Rent, upon demand, all costs and expenses incurred therefor.

8.2	Goods and Services Taxes

The Tenant shall pay to the Landlord all Goods and Services Tax exigible under the relevant taxing statute in respect of the Rent payable by the Tenant under this Lease, or in respect of the rental of premises by the Tenant under this Lease. Goods and Services Tax shall be payable at the same time as the Tenant pays Rent to the Landlord. Notwithstanding any other section of this Lease, the amount payable by the Tenant under this section shall be deemed not to be Rent, but the Landlord shall have the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

8.3	Tenant’s Share

Upon expiry or earlier termination of the Term or, if the Term is extended, the last Extension Term, the Landlord shall pay to the Tenant any overpayment or accrued credit balance of the Taxes paid by the Tenant to the taxing authority by the Tenant. Notwithstanding the foregoing, the Tenant acknowledges that there may be a delay in the invoicing of property taxes and business taxes for the Land for the last year of the Term and that for the last year of the Term, the Tenant shall be responsible for payment of its pro-rata share of the actual Taxes.

In any calendar year of the Term in which the Tenant does not lease the Premises for the entire twelve month period, the Landlord may estimate the Taxes payable by the Tenant, and the Tenant agrees to pay to the Landlord Taxes as so estimated, in monthly instalments, in advance, on the same dates and in the same manner as Annual Base Rent. The Landlord’s estimate of Taxes may be such that, by the due date of the last instalment of Taxes payable to the relevant taxing authority, the Landlord may or may not have received from the Tenant the full amount of the Tenant’s share of Taxes for such calendar year. Promptly following receipt of the final bill and/or assessment for Taxes for the period for which the estimated payments of Taxes have been made, the Landlord will give notice to the Tenant of exact amount of Taxes (together with copies of the relevant tax bills and/or assessments) and, if necessary, an adjustment will be made between the parties within thirty (30) days after such notice.

8.4	Notices of Assessment etc.

(a)	The Tenant shall, at the Landlord’s request, promptly deliver to the Landlord,

(i)	receipts for payment of all Taxes payable by the Tenant;

(ii)	notices of any assessments for Taxes or other assessments received by the Tenant that relate to the Premises, and

(iii)	whatever other information relating to Taxes in the Tenant’s possession that the Landlord reasonably requests from time to time.

(b)	The Tenant shall deliver to the Landlord, at least ten (10) days before the last date for filing appeals, notice of any appeal or contestation that the Tenant intends to institute with respect to Taxes payable by the Tenant and obtain the prior written consent of the Landlord for the appeal or contestation, which consent shall not be unreasonably withheld. If the Tenant obtains the Landlord’s consent and does not pay the Taxes before the appeal or contestation, the Tenant shall,

(i)	deliver to the Landlord such security for the payment of the Taxes as the Landlord reasonably requires;

(ii)	promptly and diligently prosecute the appeal or contestation; and

(iii)	keep the Landlord informed on all aspects of it.

(c)	The Tenant shall indemnify and save the Landlord harmless from all loss, cost, charges and expenses arising from Taxes payable by the Tenant whether against the Landlord or the Tenant including, but not limited to increases in Taxes arising directly or indirectly out of an appeal or contestation by the Tenant.

(d)	The Landlord shall promptly deliver to the Tenant notices of any assessments or bills for Taxes or other assessments or bills received by the Landlord that relate to the Premises. The Landlord shall not institute any tax appeal or other contestation of Taxes without first obtaining the consent of the Tenant which shall not be unreasonably withheld.

8.5	Utility/Communication/Service Charges

The Tenant shall pay all charges for services and utilities including electricity, gas, air-conditioning, heating, fuel, water, sewer, telephone, rail siding leases and security, delivered or provided to or made available upon the Premises, and other costs which are metered, charged, levied or rated directly to the Tenant in respect of the Premises, and if, at any time, for any reason, during the Term or any renewal or extension thereof, the Landlord is required to pay any or all of the foregoing, then a sum equal to the amount so paid shall forthwith become due and be collectible upon demand, failing which such sums shall become Additional Rent and the Landlord shall have the same rights and remedies with respect to said sum as if the same were Rent reserved hereunder.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1	Environmental Laws

(a)	In its use and occupation of the Premises, the Tenant shall comply with Environmental Law in all material respects. To the extent that the Premises or the Tenant are not in compliance with applicable air approvals and related air emission matters under Environmental Law on the Commencement Date, the Tenant shall pursue diligently any approvals or certificates required by Environmental Law with respect to air emissions.

(b)	Subject to compliance with Environmental Law, the Tenant may bring onto the Premises, store, handle, use and transport any substance, including any Contaminant or waste, that may be, or has been, used in connection with its operations, including injection molding, silkscreen printing and chiller operations, and drum and pail reconditioning, cleaning, painting and sealing.

(c)	Subject to compliance with Environmental Law, the Tenant may continue to use any existing storage tanks at the Premises and may replace such tanks from time to time. In addition to replacing existing tanks, the Tenant may install new above ground and underground storage and settling tanks provided that, in the case of new tanks, the Tenant shall first obtain the consent of the Landlord as to the location and installation of any such tank in accordance with the provisions of section 11.1.

(d)	All Contaminants brought or permitted onto the Premises during the Term by the Tenant, its employees or a Transferee, despite any other provisions of this Lease to the contrary and any expiry, termination or disclaimer of this Lease, shall be and remain the property and sole responsibility of the Tenant.

9.2	Tenant’s Responsibility

(a)	Except to the extent contributed to by a Landlord Party and except for those matters listed in Section 9.5(a) for which the Landlord shall be responsible, the Tenant shall be solely responsible and liable for any work required by any governmental authority having jurisdiction with respect to any Contaminants on, in or under the Premises during the Term of the Lease. Except (i) as caused by or contributed to by a Landlord Party, and (ii) for those matters listed in Section 9.5(a), the Tenant shall indemnify, defend (utilizing counsel satisfactory to the Landlord) and hold harmless the Landlord and the Landlord’s respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all Claims arising out of or in any way connected with any Release of any Contaminants that occurs during the Term of this Lease, at, in, on, from, under, or about the Premises or the Building, or which arises at any time from the Tenant’s use or occupancy of the Premises, or from the Tenant’s failure to provide all information, make all submissions, and take steps required by all authorities under Environmental Law.

(b)	Upon the occurrence of any material Release of a Contaminant at the Premises and upon the Tenant becoming aware of such Release, the Tenant shall immediately give written notice to the Landlord. In any event, the Tenant shall immediately take all steps required by Environmental Law to remedy or otherwise address the situation giving rise to any Release.

(c)	If any work is required in accordance with this section 9.2 the Tenant shall prepare all necessary studies, plans and proposals and submit them to the Landlord for approval, which approved shall not be unreasonably withheld, provide all bonds and other security required by any lawful governmental authorities and carry out the work required. In carrying out such work, the Tenant shall keep the Landlord fully informed of the progress of the work. If the Landlord has reasonable grounds for believing that the Tenant will not promptly or properly carry out such work, the Landlord may, in its sole discretion, elect to carry out all such work, or any part of it, and if the Landlord does so, the Tenant shall pay for all costs in connection therewith, within thirty (30) days after the Landlord has incurred the costs and made written demand to the Tenant.

(d)	The Tenant covenants, acknowledges and agrees that its obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

9.3	Assessment of the Premises

(a)	Prior to the Commencement Date, or shortly thereafter, the Landlord will obtain, at its cost, a Phase II Environmental Site Assessment Report (the “Baseline Phase II”) to identify those Contaminants, and the quantities thereof, present at, in or under the Premises as at the Commencement Date (the “Baseline Condition”). Prior to causing any such environmental assessment, the Landlord will obtain a written proposal from its environmental consultant as to the recommended scope of the assessment for the Premises, which proposal is subject to the Tenant’s prior written approval, which approval shall not be unreasonably withheld (the “Baseline Scope”). The Landlord will deliver a copy of the Baseline Phase II to the Tenant prior to the Commencement Date, or shortly thereafter. Without limiting any other provision herein, the Landlord and the Tenant shall, throughout the term, maintain the Premises at the Baseline Condition in accordance with their respective obligations under this Article 9.

(b)	The Landlord may at any time during the Term, if it has reasonable grounds to believe that the Tenant has not complied with Environmental Law in any material respect, including if it has in good faith reason to believe that there has been any Release of any Contaminant in, on, over, under or about the Premises that would reasonably be expected to give rise to a material liability pursuant to Environmental Law, enter the Premises upon reasonable prior notice to the Tenant and cause an environmental assessment with respect to the suspected non-compliance with Environmental Law. In the case of an assessment under this section 9.3(a) the Landlord shall consult with the Tenant as to when the assessment shall be carried out and shall minimize any interference with the Tenant’s business.

(c)	The scope and breadth of such environmental assessment shall be reasonable and shall not unduly interfere with the conduct of business by the Tenant in the Premises. The resulting environmental assessment shall be addressed to both the Landlord and the Tenant and copies given to both. The Landlord shall be solely responsible for the cost of any such assessment unless such assessment reveals any material breach by the Tenant of Tenant’s covenant contained in this Lease, in which event the Tenant shall reimburse the Landlord the cost of such assessment.

(d)	If any assessment reveals any breach by the Tenant of the Tenant’s covenant contained in this Lease, the Tenant shall take reasonable steps as are necessary so as to rectify such breach. In carrying out such work, the Tenant shall keep the Landlord informed of the progress of the work.

9.4	Contaminants at the End of the Term

Upon the expiry of the Term, or at such other times as may be required by any lawful governmental authority, the Tenant shall remove or otherwise address as required by Environmental Law all Contaminants from the Premises which were placed, brought or permitted onto the Premises during the Term by the Tenant, and carry out all work necessary to address such Contaminants, all at the Tenant’s sole cost and expense. The Tenant will, prior to the end of the Term, at its cost, deliver to the Landlord a Phase II Environmental Assessment prepared by a reputable consulting or engineering firm approved in advance by Landlord in writing, evidencing the environmental condition of the Property (the “Term Phase II”). The scope of the Term Phase II shall be equivalent to the Baseline Scope.

9.5	Landlord’s Indemnity and Covenant

(a)	Except to the extent contributed to by a Tenant Party, the Landlord will indemnify, defend (utilizing counsel satisfactory to the Tenant) and hold harmless the Tenant and the Tenant’s respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all Claims, and shall be solely responsible and liable for any work required by any governmental authority having jurisdiction with respect to any Contaminants that occur or arise as a result of:

(i)	the existence of any Contaminant on, in or under the Premises as at the Commencement Date or arising after the expiry of the Term and following the completion of any remediation and/or work for which the Tenant is responsible hereunder; or

(ii)	the migration, transfer or movement of any Contaminant onto, into or through the Premises from any other lands; or

(iii)	the existence of any Contaminant on, in or under the Premises contributed to or caused by a Landlord Party.

Upon the occurrence of any material quantity of a Contaminant at or from the Premises and upon the Landlord becoming aware of such Contaminant, the Landlord shall immediately give written notice to the Tenant. In any event, the Landlord shall immediately take all steps required by Environmental Law to remedy the situation giving rise to any such Contaminant arising or resulting from the matters listed in Subsections 9.5(a)(i), (ii) and (iii) above.

(b)	If any work is required under section 9.5(a), the Landlord shall prepare all necessary studies, plans and proposals and submit them to the Tenant for approval, which approval shall not be unreasonably withheld, provide all bonds and other security required by any lawful governmental authorities and carry out the work required. In carrying out such work, the Landlord shall keep the Tenant fully informed of the progress of the work. If the Tenant has reasonable grounds for believing that the Landlord will not promptly or properly carry out such work, the Tenant may, in its sole discretion, elect to carry out all such work, or any part of it, and if the Tenant does so, the Landlord shall pay for all costs in connection therewith, within thirty (30) days after the Tenant has incurred the costs and made written demand to the Landlord.

(c)	The Landlord covenants, acknowledges and agrees that its obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 10

TRANSFERS, ASSIGNMENTS AND SUBLETTINGS

10.1	Consent Required

(a)	Subject to section 10.4, the Tenant shall not effect a Transfer without the prior written consent of the Landlord which consent may not be unreasonably withheld, delayed or conditioned. In determining whether or not to grant its consent, it shall not be unreasonable for the Landlord to withhold its consent if:

(i)	the Transferee does not have a history of successful business operations in the business to be conducted in the Premises and a good credit rating; or

(ii)	there is a history of defaults under commercial leases by the Transferee, or by companies or partnerships of which the Transferee was a principal shareholder or partner at the time of the defaults.

The Tenant shall deliver to the Landlord such information as the Landlord may reasonably require to allow the Landlord to satisfy itself as to the foregoing.

(b)	This prohibition against a Transfer shall be construed to include a prohibition against any Transfer by operation of law. If the Tenant effects a Transfer, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent reserved in this Lease, but no such collection shall be deemed to be a waiver of this covenant or the acceptance of the Transferee as Tenant or a release of the Tenant from its obligations hereunder. Notwithstanding any Transfer, except as may be otherwise expressly agreed to in writing by the Landlord, the Tenant and any Indemnifier shall remain jointly and severally liable on this Lease and shall not be relieved of any of their respective obligations hereunder. Any consent by the Landlord to any Transfer shall not constitute a waiver of the requirement for consent by the Landlord to any subsequent Transfer by either the Tenant or any Transferee.

(c)	Any consent granted by the Landlord shall be subject to the Tenant causing the Transferee to execute an agreement directly with the Landlord agreeing:

(i)	if the Transferee is an assignee, to be bound by all of the terms contained in this Lease, as if the Transferee had originally executed this Lease as Tenant; or

(ii)	if the Transferee is a subtenant or other occupant of the Premises, to do nothing, either by act or omission, that would cause the Tenant to be in default of its obligations under this Lease.

Such agreement and the consent of the Landlord to a Transfer shall be prepared by the Landlord or its solicitors and all reasonable legal and administrative costs with respect thereto shall be borne by the Tenant.

10.2	Change of Control

The prohibition against a Transfer set out in Section 10.1(a) applies to any change in the direct or indirect effective voting control of the Tenant (if the Tenant is or becomes a corporation), unless (i) the Tenant is a public corporation whose shares are listed and traded on any recognized stock exchange in Canada or the United States, and (ii) the Landlord is satisfied that there will be a continuity of business practices and policies, and management of the Tenant. If the Tenant is a partnership or is controlled by a partnership (either directly or indirectly), this prohibition against a Transfer also includes a change in the constitution of the partnership resulting from the withdrawal or addition of any partners. The prohibition also applies to an assignment by operation of law.

10.3	Leasehold Charges

The Tenant may, without the consent of the Landlord effect one or more Transfers to one or more lenders as security for a loan or loans from time to time (such Transfer being a “Leasehold Mortgage”). All rights acquired by such a Transferee (a “Leasehold Lender”) under a Leasehold Mortgage shall be fully subordinate to the interest of the Landlord and to the interest of a Mortgagee and subject to the terms and conditions of this Lease.

The Leasehold Lender shall execute and deliver, prior to such Leasehold Mortgage becoming effective, a landlord/lender agreement (the “the Landlord/Lender Agreement”) in form and substance acceptable to the Landlord and the Leasehold Lender but which shall provide, inter alia, as follows:

(a)	the Leasehold Lender shall have the unrestricted right to assign, sell, participate, securitize and otherwise deal with its interest in the Leasehold Mortgage without the Landlord’s consent provided that the holder of such interest is bound by the Landlord/Lender Agreement;

(b)	the Leasehold Lender shall not take any action against the Premises for breach or default without first giving the Landlord notice of any default by the Tenant under any Leasehold Mortgage;

(c)	no voluntary surrender by the Tenant to the Landlord of this Lease or the Premises shall be valid or effective and there shall be no amendment to or cancellation of this Lease without in each case the prior written consent of the Leasehold Lender;

(d)

the Landlord shall, concurrently with the delivery to the Tenant of any notice required or permitted under this Lease and prior to commencement of any enforcement proceedings against the Tenant, deliver to the Leasehold Lender a copy of such notice and no such notice to the Tenant shall be effective against the Leasehold Lender until a copy of such notice is given in accordance with the notice provisions of this Lease to such Leasehold Lender. If the Tenant fails to cure the default, the Leasehold Lender shall have a further period of ten (10) days to cure the defaults;

(e)	if the Leasehold Lender is enforcing its security under the Leasehold Mortgage it may effect a Transfer in accordance with the terms of this Lease;

(f)	if, in the context of enforcing its security under the Leasehold Mortgage, the Leasehold Lender takes possession of the Premises it shall be bound by the terms of the Lease until such time as it shall effect a Transfer whereupon it shall be released;

(g)	upon the Leasehold Lender effecting a Transfer the Leasehold Lender shall be released from any obligations under this Lease; and

(h)	if the Lease is terminated under any insolvency or bankruptcy proceedings or as a result of any default by the Tenant which is not susceptible to being cured by the Leasehold Lender, then at the request of the Leasehold Lender made within ten (10) days after the date of such termination, the Landlord will enter into a new lease on the same terms and conditions as this lease for a term expiring on the date noted in section l.l(e)(iii), subject to any rights of extension under section 3.2, provided, however, that all arrears of Rent shall have been paid to the Landlord and that an amount equal to the Rent that would have been payable under the Lease from the date of such termination to the commencement date of the new lease shall have been paid to the Landlord.

The Landlord shall postpone any right that it may have to distrain or right to remove the personal property of the Tenant in favour of any lender to the Tenant. The Landlord shall execute such waiver document as the lender may require, subject to such amendments and changes as may be reasonably requested by the Landlord.

10.4	Permitted Transfers

Notwithstanding the provisions of section 10.1 and provided that the Tenant is BWAY Corporation or a direct or indirect wholly-owned subsidiary of BWAY Corporation, the Landlord’s consent shall not be required in respect of any Transfer:

(a)	which is effected in conjunction with the sale of all or substantially all of the business of the Tenant;

(b)	a Transfer to an Affiliate of BWAY Corporation in connection with a bona fide corporate reorganization of the Tenant;

(c)	a sublease of the Premises;.

provided, however, that the Landlord is given notice of such Transfer contemporaneously with the Transfer and that the transferee shall enter into an agreement under which it agrees to be bound by the Lease.

Notwithstanding any such Permitted Transfer, except as may be otherwise expressly agreed to in writing by the Landlord, the Tenant and any Indemnifier shall remain jointly and severally liable on this Lease and shall not be relieved of any of their respective obligations hereunder.

10.5	Transfer by Landlord

In the event of the sale, lease or disposition by the Landlord of the Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder and to the extent that the purchaser or assignee agrees in writing in favour of the Tenant to be bound by the covenants and obligations of the Landlord hereunder, the Landlord shall without further agreement be relieved of all liability with respect to such covenants and obligations.

ARTICLE 11

FIXTURES AND IMPROVEMENTS

11.1	Alterations

The Tenant may make Alterations to the Premises without first obtaining the consent of the Landlord provided that such Alterations do not affect the Structure or the base building systems. The Tenant will not make any Alterations to the Leased Premises without the Landlord’s prior written approval if such Alterations will affect the Structure or the base building systems. Such consent will not be unreasonably withheld if:

(a)	the Alterations will equal or exceed the then current standard for the Building;

(b)	adequate plans and specifications are produced; and

(c)	the Tenant has obtained all requisite govemmental approvals.

All Alterations will be made in a good and workmanlike manner and, if applicable, in compliance with the plans and specifications approved by the Landlord. If the Tenant obtains the consent of the Landlord to any Alteration then, unless as a condition of granting such consent, the Landlord requires that such Alteration be removed at the expiry or earlier termination of the Term the Tenant shall not be required to remove or make good any such Alteration at the expiry or earlier termination of the Term. If the Landlord’s consent is not obtained then prior to the expiry or earlier termination of the Term, such Alteration shall be removed by the Tenant and all damage caused by the installation and removal of such Alteration be repaired unless the Tenant receives written notice from the Landlord prior to the expiry of the term advising the Tenant that the Landlord will not require the Tenant to remove such Alterations.

11.2	Liens and Encumbrances on Fixtures and Improvements

In connection with any Alterations to the Premises by the Tenant, the Tenant shall comply with all the provisions of the Construction Lien Act (Ontario) (or the equivalent statute in the jurisdiction in question) (the “Act”) and other statutes from time to time applicable thereto (including any provision requiring or enabling the retention of portions of any sums payable by way of holdbacks), shall permit the Landlord to take all steps to enable the Landlord to obtain the benefit of the provisions of the Act and except as to any lawful holdback, shall promptly pay all accounts relating thereto. If and when any builder’s or other lien for work, labour, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefor shall arise or be filed the Tenant shall within twenty (20) days after receipt of notice thereof procure the discharge thereof, including any certificate of action registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may in addition to all other remedies hereunder avail itself of its remedy under section 15.1 and may make any payments into court (but not in any event to the lien claimant) required to procure the discharge of any such liens, shall be entitled to be reimbursed by the Tenant as provided in section 15.1, and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien so discharged was without merit or excessive or subject to any abatement, setoff or defence.

11.3	Removal of Fixtures and Improvements

Subject to section 15.8, the Tenant may from time to time throughout the Term remove such of its trade fixtures, furniture and equipment from the Premises as it sees fit. The Tenant shall, in the case of every removal either during or at the end of the Term, immediately make good any damage caused to the Premises by the installation and removal of such furniture and equipment and, to the extent required pursuant to section 11.1, Leasehold Improvements.

11.4	Non-compliance

In the event that the Landlord determines that any alterations, additions or improvements made to the Premises or the Building systems serving the Premises by the Tenant do not comply with all applicable statutes, regulations or bylaws of any municipal, provincial or other governmental authority, and the Tenant, after receipt of notice from the Landlord, does not rectify such non-compliance with due diligence, then the Landlord may, at the Landlord’s option, rectify or repair said deficiency which shall be at the Tenant’s sole cost and expense, the same to be paid as Additional Rent by the Tenant to the Landlord upon demand.

ARTICLE 12

INSURANCE AND LIABILITY

12.1	Landlord’s Insurance

(a)

The Landlord shall, at all times throughout the Term, carry: (i) public liability insurance written on a comprehensive basis with coverage against third party claims for bodily injury, including death, in such amounts as are normally carried by prudent landlords of similar premises from time to time, but in no event less than five million dollars ($5,000,000.00) per occurrence; (ii) rental income insurance; and (iii) other forms of insurance as would be carried by a prudent owner of a similar building and considered advisable by the Landlord or any Mortgagee. The cost of such insurance shall be paid by the Tenant in accordance with Section 12.l(c). The Landlord may satisfy the foregoing insurance requirements by carrying blanket insurance policies and through one or more insurance policies provided the premiums for such policy are allocated equitably among the properties covered by such blanket insurance policy.

(b)	All Landlord’s insurers shall be registered and licensed to carry on the business of insurance in the Province in which the Premises are located and all insurance policies shall:

(i)	contain a cross liability and/or severability of interest clause; and

(ii)	contain an undertaking by the insurers to notify the Tenant in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof.

(c)	The Tenant will pay to the Landlord the insurance premiums in respect of the insurance required to be carried by the Landlord under this section 12.1, as Additional Rent, and in the event of any loss or damage the Tenant shall pay directly to the Landlord any deductible which the Landlord is required to pay toward or for any insured loss relating to the Premises as Additional Rent. The Landlord shall submit the invoice for such insurance premiums or deductibles to the Tenant as they come due and the Tenant shall pay all such amounts within thirty (30) days after receipt of such invoice. In the event that the Tenant fails to pay any such premium prior to its due date, the Landlord may pay such premium and claim it from the Tenant as Additional Rent. Notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under this Lease for purposes of any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

12.2	Tenant’s Insurance

(a)	The Tenant shall, at its expense, obtain and maintain in force throughout the Term and any Extension Term and any period when it is in possession of the Premises, in the name of the Tenant with the Landlord and the Mortgagee (if any) as additional named insureds on all property insurance policies, save that the insurance policies referred to in sections 12.2(a)(i) and (ii) below shall name the Landlord as the insured with the Mortgagee (if any), as additional named insured the following insurance:

(i)	insurance on the Building and the heating, ventilating and air conditioning, and other building equipment, machinery and systems, and boilers contained therein whether owned by the Landlord or the Tenant against those risks covered by standard “all risks” (including flood and earthquake) property policies in an amount equal to the full replacement value thereof with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar industrial building, having regard to size, age and location;

(ii)	broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least the replacement cost of the Premises and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus relating to or serving the Premises;

(iii)	public liability insurance written on a comprehensive basis with coverage against third party claims for bodily injury, including death, in such amounts as are normally carried by prudent tenants of similar premises from time to time, but in no event less than five million dollars ($5,000,000.00) per occurrence;

(iv)	standard owners form vehicle insurance providing third-party liability insurance with not less than three million dollars ($3,000,000.00) inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant;

(v)	business interruption insurance covering the Annual Base Rent, the Additional Rent and all other costs and expenses in connection with the Premises, all for a twelve (12) month period; and

(vi)	such other forms of insurance and increases of the amount of coverage stipulated in the foregoing sections against such risks and in such amounts as may be customarily obtained by tenants of premises similar to the Premises and any other forms of reasonable and customary insurance as the Landlord and/or a Mortgagee, reasonably requires from time to time, in forms and amounts and for risks against which a prudent tenant would insure with a use similar to that of the Tenant.

(b)	All insurance policies provided for in this section 12.2 shall:

(i)	be taken out with insurers licensed to carry on the business of insurance in the Province in which the Premises are located;

(ii)	be non-contributing with and apply only as primary and not excess to any other insurance available to either or both of the Landlord and the Mortgagee;

(iii)	not be invalidated as respects the interests of all and any of the Landlord and the Mortgagee by reason of a breach or violation of warranties, representations declarations or conditions contained in the policies; and

(iv)	contain an undertaking by the insurers to notify the Landlord and its Mortgagee in writing not less than thirty (30) days before any material change, cancellation, or termination.

The Tenant may satisfy the foregoing insurance requirements by carrying blanket insurance policies and through one or more insurance policies.

(c)	The proceeds of the insurance under Sections 12.2(a)(a)(i) and 12.2(a)(a)(ii) above shall be and are hereby assigned and made payable to the Landlord.

(d)	If the Tenant shall fail to take out, renew and keep in force such insurance the Landlord may do so as the agent of the Tenant and the Tenant shall repay to the Landlord any amounts paid by the Landlord as premiums forthwith upon demand.

(e)	The Tenant shall furnish to the Landlord certificates or other evidence acceptable to the Landlord as to the insurance from time to time required to be effected by the Tenant pursuant to this Lease and its renewal or continuation in force. No review or approval of any insurance certificate or insurance policy by the Landlord derogates from or diminishes the Landlord’s rights under this Lease.

12.3	Limitation of Liability

(a)	The Landlord releases each Tenant Party from all claims or liabilities in respect of any damage which is actually insured against by the Landlord or is required to be insured against under section 12.1, but only to the extent of insurance proceeds actually received by the Landlord, The Landlord shall cause its insurer to deliver confirmation of such release or a waiver of subrogation to the Tenant.

(b)	The Tenant releases each Landlord Party from all claims or liabilities in respect of any damage which is actually insured against by the Tenant or is required to be insured against under section 12.2, but only to the extent of insurance proceeds actually received by the Tenant. The Tenant shall cause its insurer to deliver confirmation of such release or a waiver of subrogation to the Landlord.

12.4	Indemnity

(a)	Subject to section 12.3(a), the Tenant shall indemnify and save harmless the Landlord and each other Landlord Party from and against any and all liability, loss, claims, demands, damages or expenses including legal expenses (on a substantial indemnity basis) in respect of, in connection with or resulting from any bodily injury or death or property damage occurring at, in or about the Premises or claims for other loss or damage sustained by any Landlord Party arising from the conduct of any work by or any act or omission of the Tenant or any assignee, subtenant, agent, employee, contractor, invitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by any Landlord Party in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, costs, expense or damage suffered or incurred by any Landlord Party arising from any breach by the Tenant of any of its covenants and obligations under this Lease. The provisions of this section 12.4(a) shall survive the expiry or earlier termination of this Lease.

(b)

Subject to section 12.3(b), the Landlord shall indemnify and save harmless the Tenant and each other Tenant Party from and against any and all liability, loss, claims, demands, damages or expenses including legal expenses (on a substantial indemnity basis) in respect of, in connection with or resulting from any bodily injury or death or property damage occurring at, in or about the Premises or claims for other loss or damage sustained by any Tenant Party arising from the conduct of any work by or any act or omission of the Landlord or any assignee, agent, employee, or contractor of the Landlord, and in respect of all costs, expenses and liabilities incurred by any Tenant Party in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, costs, expense or damage suffered or incurred by any Tenant Party arising from any breach by the Landlord of any of its covenants and obligations under this Lease. The provisions of this section 12.4(b) shall survive the expiry or earlier termination of this Lease.

ARTICLE 13

SALE OR FINANCING , SUBORDINATION, ATTORNMENT, REGISTRATION AND CERTIFICATES

13.1	Sale or Financing of Building

The rights of the Landlord under this Lease may be mortgaged, charged, transferred or assigned to a purchaser or purchasers or to a mortgagee, lending institution or trustee for bond holders (the “Mortgagee”). In the event of a sale or of default by the Landlord under any mortgage, trust deed or trust indenture (the “Mortgage”) and the purchaser or the Mortgagee, entering into possession of the Premises, the Tenant agrees to attorn to and become the tenant of the Mortgagee or the Purchaser under the terms of this Lease. The Landlord shall provide the Tenant with a Non-Disturbance Agreement, in form and substance satisfactory to the Tenant, acting reasonably, from any Mortgagee who holds a Mortgage to which this Lease is subordinate.

The Landlord may assign its rights under this Lease to a lending institution as collateral security for a loan or other financing.

13.2	Subordination and Attornment

If required by any Mortgagee and, provided that such Mortgagee has first entered into a Non-Disturbance Agreement with the Tenant, this Lease and all rights of the Tenant hereunder shall be subject and subordinate to all Mortgages now or hereafter existing which may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof. Subject to the foregoing, the Tenant agrees to execute and deliver promptly whenever requested by the Landlord or by such Mortgagee an instrument of subordination or attornment, as the case may be.

13.3	Registration

The Landlord agrees that the Tenant may prepare and register, at the Tenant’s cost, a notice of this Lease against title to the Premises, on terms and conditions acceptable to the Landlord. Such notice shall only describe the parties, the Premises, the Term, the Commencement Date, and any options to renew the Term. The Tenant covenants and agrees to discharge the notice of lease, at its cost, upon the expiry or earlier termination of the Lease.

13.4	Certificates

Each of the Tenant and the Landlord, whenever requested by the other, shall from time to time execute and deliver to the party making the request and to any other Person designated by the party making the request a certificate in writing as to the status of this Lease at that time, including as to whether it is in full force and effect, is modified or unmodified, confirming the rent payable hereunder and the state of the accounts between the Landlord and Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which as may reasonably be requested.

ARTICLE 14

DELAY; NO WAIVER

14.1	Unavoidable Delay

Notwithstanding the terms of this Lease, if the Landlord or the Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike; labour trouble; inability to get materials or services; power failure; restrictive governmental laws or regulations; riots; insurrection; sabotage; rebellion; war; act of God; or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Tenant from payment of Rent in the amounts and at the times specified in this Lease.

14.2	No Admission

The acceptance of any Rent from or the performance of any obligation hereunder by a person other than the Tenant shall not be construed as an admission by the Landlord of any right, title or interest of such person as a subtenant, assignee, transferee or otherwise in the place and stead of the Tenant.

14.3	Part Payment

The acceptance by the Landlord of a part payment of any sums required to be paid hereunder shall not constitute waiver or release of the right of the Landlord to payment in full of such sums.

ARTICLE 15

TENANT’S DEFAULT, REMEDIES OF LANDLORD AND SURRENDER

15.1	Remedying by Landlord, Non-payment and Interest

In addition to all the rights and remedies of the Landlord available to it in the event of any default hereunder by the Tenant either by any other provision of this Lease or by statute or the common law, the Landlord, provided it has given the Tenant at least five (5) Business Days’ prior written notice in respect of monetary defaults and twenty (20) days’ prior written notice for non-monetary defaults (or such longer period as may be required under the circumstances provided that the Landlord’s interests are not prejudiced):

(a)	shall have the right at all times to remedy or attempt to remedy any default of the Tenant, and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Premises to do any work or other things therein and in such event all expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord forthwith upon demand;

(b)	shall have the same rights and remedies in the event of any non-payment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as in the case of non-payment of Rent;

(c)	if the Tenant shall fail to pay any Rent promptly when due, shall be entitled, if it shall demand it, to interest thereon at the Prime Rate plus 2% from the date upon which the same was due until actual payment thereof; and

(d)	shall be entitled to be reimbursed by the Tenant, and the Tenant shall forthwith pay the Landlord, the amount of all costs and expenses (including, without limitation, legal costs on a solicitor and own client basis) incurred by the Landlord in connection with the default or in efforts to enforce any of the rights, or to seek any of the remedies, to which the Landlord is or may be entitled hereunder.

Notwithstanding the foregoing, in the event of an emergency, the Landlord may take such of the foregoing actions as are required to prevent damage to the Premises or harm to individuals without first giving the above stated prior written notice provided that the Landlord shall give the Tenant as much notice as reasonably possible prior to taking such actions.

15.2	Remedies Cumulative

The Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Tenant, either by any provision of this Lease or by statute or the general law, all of which rights and remedies are intended to be cumulative and not alternative, as the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord by statute or the common law.

15.3	Right of Re-entry on Default

Provided and it is expressly agreed that:

(a)	if and whenever the Rent hereby reserved or other monies payable by the Tenant or any part thereof, whether lawfully demanded or not, are unpaid and the Tenant shall have failed to pay such Rent or other monies within five (5) Business Days after the Landlord shall have given to the Tenant notice requiring such payment; or

(b)

if the Tenant shall breach or fail to observe and perform any of the covenants, agreements, provisos, conditions, rules or regulations and other obligations on the part of the Tenant to be kept, observed or performed hereunder, and such breach or failure continues for a period of twenty (20) days (or such longer period as shall reasonably be necessary to cure the default or failure under the circumstances provided the Tenant is proceeding diligently to remedy same) after notice thereof by the Landlord to the Tenant; or

(c)	if the Landlord shall have become entitled to terminate this Lease or to re-enter the Premises pursuant to any provision hereof,

then and in every such case it shall be lawful for the Landlord thereafter to enter into and upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding.

15.4	Termination and Re-entry

If and whenever the Landlord becomes entitled to re-enter upon the Premises under any provision of this Lease, the Landlord, in addition to all other rights and remedies, shall have the right to terminate this Lease forthwith by notice to the Tenant. Upon the giving by the Landlord of such notice, this Lease and the Term shall terminate, and the Tenant shall immediately deliver up possession of the Premises to the Landlord in accordance with section 15.8, and the Landlord may re-enter and take possession of them.

15.5	Certain Consequences of Termination and Re-entry

If the Landlord re-enters the Premises or if this Lease is terminated other than by the passing or expiration of time, then:

(a)	notwithstanding any termination or the Term thereby becoming forfeited and void, the provisions of this Lease which relate to the consequences of termination, and the provisions of this Lease as they apply with respect to acts, events and omissions which occurred prior to the termination, shall all survive such termination;

(b)	at the Landlord’s option, but without prejudice to the Landlord’s other rights and remedies with respect to recovery of costs, damages and expenses which relate to any default by the Tenant, the Tenant shall pay to the Landlord on demand:

(i)	Rent and all other amounts payable under this Lease up to the time of reentry or the date of termination, whichever is later, including any accelerated rent payable pursuant to section 16.2;

(ii)

all damages the Landlord incurs in connection with the re-entering, terminating, re-letting, collecting sums due or payable by the Tenant and storing and realizing upon assets seized, including without limitation, brokerage fees, legal fees and disbursements, the expenses of cleaning and making and keeping the Premises in good order, and the expenses of repairing the Premises and preparing them for re-letting and including the worth at the time of such termination of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid pursuant to this Lease for the unexpired remainder of the Term, had it not been terminated, over the then reasonable rental value of the Premises for the remainder of the Term, all of which amounts shall be immediately due and payable by the Tenant to the Landlord; and

(c)	the Landlord shall take all such actions as are available to it, acting in a commercially reasonable manner, to mitigate its damages.

15.6	Waiver of Distress

The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress and covenants and agrees that notwithstanding any such statute none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for rent in arrears. The Tenant will not sell, dispose of or remove any of the fixtures, goods or chattels of the Tenant from or out of the Premises during the Term without the consent of the Landlord, unless the Tenant is substituting new fixtures, goods or chattels of equal value or is bona fide disposing of individual items which have become excess for the Tenant’s purposes, and the Tenant will be the owner of its fixtures, goods and chattels and will not permit them to become subject to any lien, mortgage, charge or encumbrance.

15.7	Re-letting

Whenever the Landlord becomes entitled to re-enter upon the Premises under any provision of this Lease, the Landlord in addition to all other rights it may have, shall have the right as agent of the Tenant to enter the Premises and re-let them (for a term or terms shorter or longer than the balance of the Term, granting reasonable concessions in connection therewith) and to receive the rent therefor and to apply any rent derived from re-letting the Premises upon account of the rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency, if any.

15.8	Surrender on Termination

Forthwith upon the termination of this Lease, whether by effluxion of time or otherwise, the Tenant shall vacate and deliver up possession of the Premises in a neat and tidy state in accordance with the Tenant’s obligation under this Lease to repair the Premises, but subject to the Tenant’s rights and obligations in respect of removal in accordance with section 11.3. At the same time the Tenant shall surrender to the Landlord at the place then fixed for the payment of Rent all keys and other devices which provide access to the Premises, the Building or any part thereof and shall inform the Landlord of all combinations to locks, safes and vaults, if any, in the Premises.

ARTICLE 16

EVENTS TERMINATING LEASE

16.1	Cancellation of Insurance

If any policy of insurance upon the Building from time to time effected by the Tenant shall be cancelled or about to be cancelled by the insurer by reason of the use or occupation of the Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Premises, the Landlord shall give the Tenant notice thereof forthwith upon receipt of such notice. The Tenant shall have a reasonable period of time after receipt of such notice either:

(a)	to take such steps in respect of such use or occupation as shall enable it to reinstate or avoid cancellation of (as the case may be) such policy of insurance; or

(b)	to acquire alternate insurance.

If the Tenant fails to take such steps or to acquire alternate insurance then the Landlord may at its option either (i) terminate the Lease by giving notice of termination to the Tenant as required hereunder; or (ii) enter upon the Premises and remedy such condition and the Tenant shall pay to the Landlord the costs thereof, as Additional Rent, and the Landlord shall not be liable for any loss or damage caused to any property of the Tenant or of other persons located on the Premises as a result of such entry. The Tenant agrees that the exercise by the Landlord of its rights under this Section shall not be deemed to be a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

16.2	Prohibited Occupancy, Bankruptcy and Other Events

If without the written consent of the Landlord the Premises shall be used by any other persons than the Tenant or its permitted assigns or permitted subtenants or for any purpose other than that for which the Premises were leased or occupied by any persons whose occupancy is prohibited by this Lease, or if the Premises shall be vacated or abandoned or remain unoccupied for ten (10) consecutive days or more while capable of being occupied, or if the Term or any of the goods and chattels of the Tenant shall at any time be seized in execution or attachment, or if a receiver or receiver-manager is appointed of the business or property of the Tenant, or if the Tenant or any Indemnifier shall make any assignment for the benefit of creditors or any bulk sale, become bankrupt or insolvent or take the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors or (if a corporation) shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence, then in any such case the Landlord may at its option terminate this Lease by notice to the Tenant and thereupon, in addition to the payment by the Tenant of Rent and other payments for which the Tenant is liable under this Lease, Rent for the current month and the next ensuing three (3) months’ Rent shall immediately become due and be paid by the Tenant, or party then controlling the Tenant’s affairs.

ARTICLE 17

MISCELLANEOUS

17.1	Notices

All notices, demands and requests required or permitted to be given under this Lease must be in writing and must be delivered personally or by nationally recognized overnight courier or sent by United States certified mail or Canadian registered mail, as applicable, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth in section 1.1 or at such other addresses as the parties may designate from time to time by written notice in the manner provided in this section. Notwithstanding the foregoing, if there is a mail strike, slowdown or other labour dispute which might affect delivery of such notice between the time of mailing and the actual receipt of notice, then such notice shall only be effective if actually delivered.

Upon at least ten (10) days’ prior written notice, each party shall have the right to change its address to any other address within the United States of America or Canada. Notices shall be deemed given on the date that such notices are deposited with a nationally recognized overnight courier, deposited with the U.S. Postal Service or Canada Post, as applicable, or personally delivered.

17.2	Extraneous Agreements

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied relating to this Lease of the Premises save as expressly set out in this Lease. This Lease may not be modified except by an agreement in writing executed by the Landlord and the Tenant. If there is any conflict between the provisions of this Lease and any such agreement to lease, the provisions of this Lease shall prevail.

17.3	Time of Essence

Time shall be of the essence of this Lease.

17.4	Successors and Assigns

This Lease and everything herein contained shall enure to the benefit of and be binding upon the Landlord and its successors and assigns and on the Tenant and its permitted successors and permitted assigns. References to the Tenant shall be read with such changes in gender as may be appropriate, depending upon whether the Tenant is a male or female person or a firm or corporation. If the Tenant is comprised of more than one person or entity, then each such person and entity is joint and severally bound by the representations, warranties, agreements and covenants of the Tenant herein and any notice given or deemed to have been given at any time to any such person or entity shall be deemed to have been given at the same time to each other such person and entity.

17.5	Waiver

No condoning, excusing or overlooking by the Landlord or the Tenant of any default, breach or non-observance by the Tenant or the Landlord at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s or the Tenant’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or so as to defeat or affect in any way the rights of the Landlord or the Tenant herein in respect of any such continuing or subsequent default or breach, no acceptance of Rent by the Landlord subsequent to a default by the Tenant (whether or not the Landlord knows of the default) shall operate as a waiver by the Landlord, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord or the Tenant save only express waivers in writing.

17.6	Governing Law and Severability

This Lease shall be governed by and construed in accordance with the laws in force in the Province in which the Premises are located. Each of the provisions contained in this Lease is distinct and severable and a declaration of invalidity or unenforceability of any provision or part of a provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision in this Lease. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Lease invalid or unenforceable in any respect.

17.7	Captions

The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision thereof. References to articles and sections in this Lease refer to articles and sections of this Lease. This Lease includes all of the schedules attached to it.

17.8	Expropriation

If during the Term the Premises or any part thereof are taken by any lawful power or authority by the right of expropriation the Landlord and the Tenant shall cooperate so that each may receive the maximum awarded to which it is entitled at law.

17.9	Counterparts

This Lease may be signed in counterparts and by electronic scanning or facsimile transmission with the same effect as if the parties had signed one original copy of this Lease. All counterparts shall be construed as if they constitute one and the same original document.

ARTICLE 18

ADDITIONAL PROVISIONS

18.1	Landlord’s Right of Development Re Walker Drive Additional Lands

At any time during the Term, the Landlord shall have the unfettered right to:

(a)	develop all or any parts of the additional land as identified on the Site Plan/Survey attached hereto as Schedule D (the “Additional Land”); and/or

(b)	sever and lease or sell all or any parts of the Additional Land; and/or

(c)	partially sever and develop all or any parts of the Additional Land.

In any and all of the cases (a), (b) or (c) above, the Landlord shall have the right to lease or sell all or any parts of the Additional Land to third parties. Upon any exercise of rights by the Landlord pursuant to this Section, such part or parts of the Additional Land shall no longer be part of the “Premises” hereunder (and the Tenant shall surrender and deliver up vacant possession of such part or parts of the Additional Land) and, in the event that the Additional Land is not severed from the Premises and/or there are not separate real properly tax bills and separate real property assessment notices for such part or parts of the Additional Land, the Landlord will reasonably allocate the Taxes as between the Premises and the said part or parts of the Additional Land on an equitable basis.

The Landlord undertakes to minimize disruption to the Tenant’s operations during any development of the Additional Land. In the event of development, lease or sale of all or any parts of the Additional Land, as aforesaid, the Tenant agrees to cooperate with the Landlord, both acting reasonably and in good faith, with regard to the granting of any easements, rights of way or other agreements necessary in order to facilitate access to or the servicing of the Additional Land, but only to the extent such easements, rights of way or other agreements do not materially negatively affect the Tenant’s use or enjoyment of the Premises.

IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written.

80241 CANADA LTD. (Landlord)

By:	/s/ Morton Arshinoff
Name:	Morton Arshinoff
Title:	President

By:	/s/ Fred J. Arshinoff
Name:	Fred J. Arshinoff
Title:	Vice President

ICL INDUSTRIAL CONTAINERS ULC (Tenant)

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President & Treasurer

By:
Name:
Title:

SCHEDULE A

LEGAL DESCRIPTION OF THE LAND

Part Block J, Plan 977, designated as Part 1, Plan 43R-7462, City of Brampton.

SCHEDULE B

DEFINITIONS

In this Lease the following expressions shall have the following meanings:

“Additional Rent” means all sums of money to be paid by the Tenant whether to the Landlord or otherwise pursuant to this Lease except for Annual Base Rent.

“Affiliate” has the meaning given to such term in the Business Corporations Act (Ontario) in force as of the date of this Lease.

“Alterations” means any repairs, alterations, replacements, decorations or improvements to the Premises.

“Annual Base Rent” means the annual rent set out in section 1.1(f) or (g) and payable by the Tenant as set forth in section 4.1(a).

“Basic Terms” means those terms of this Lease set out in section 1.1 hereof.

“Building” means that certain building including all fixtures, improvements and amenities located on the Land more particularly described in section 1.1(b)(iii) hereof.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in either the province in which the Premises are located or in the state of Georgia.

“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest direct or indirect by, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership.

“Claim” means any claim made by a Person against another for any liabilities, damages, costs or expenses and any suits or actions involving any such claim.

“Commencement Date” has the meaning set out in section 1.1(e)(i).

“Contaminants” means any pollutants, contaminants, deleterious substances, underground tanks, asbestos materials, mould, lead-based paint, hazardous, corrosive, or toxic substances, special waste or waste of any kind, halon, radon, PCB’s, or other pollutants, contaminants or hazardous materials or any other substance which is now or hereafter prohibited, controlled, or regulated under Environmental Laws.

“Current Market Rent” means that rent that would be paid for improved industrial space in industrial buildings of similar age and class in the vicinity where the Premises are located, as between persons dealing in good faith and at arms’ length, without reduction for any cash payment, leasehold improvement allowance, rent-free period or other inducement.

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces.

“Environmental Law” means all federal, provincial, municipal or local statutes, regulations, by-laws, Environmental Permits, orders or rules, and any policies or guidelines of any governmental or regulatory body or agency, and any requirements or obligations arising under the common law, relating to the Environment and, the transportation of dangerous goods or wastes and occupational safety and health law.

“Environmental Permits” means all permits, licences, approvals, consents, authorizations, registrations and certificates issued by or provided to, as the case may be, any governmental body pursuant to an Environmental Law.

“Extension Term” means any extension of the Term pursuant to a right granted to the Tenant under Article 3 or otherwise agreed to by the parties hereto.

“First Extension Term” has the meaning ascribed thereto in section 3.2(a).

“Goods and Services Taxes” means and includes any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord or the Tenant from time to time in respect of the Rent payable by the Tenant to the Landlord under this Lease or the rental of the Premises or the provision of any goods, services or utilities, whatsoever by the Landlord to the Tenant under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise.

“Indemnifier” means the person who has executed or agreed to execute the Indemnity Agreement that is attached to this Lease as Schedule C.

“Land” means all and singular those certain parcels or tracts of land legally described in Schedule A hereto, comprising the acreage as shown on the site plan in Schedule A hereto.

“Landlord/Lender Agreement” has meaning ascribed thereto in section 10.3.

“Landlord Party” means the Landlord, its employees, agents, invitees, contractors, or others for whom it is in law responsible.

“Lease” means this Lease and all Schedules attached hereto, as amended from time to time.

“Leasehold Improvements” means all fixtures, improvements, installations, Alterations and additions now or from time to time hereafter made, erected or installed, whether by the Tenant, the Landlord or anyone else, in the Premises with the exception of trade fixtures, racking, and furniture and equipment not of the nature of fixtures, but includes all partitions however fixed (including movable partitions) and includes all wall-to-wall carpeting with the exception of such carpeting where laid over vinyl tile or other finished floor and affixed so as to be readily removable without damage.

“Leasehold Lender” has meaning ascribed thereto in section 10.3.

“Leasehold Mortgage” has meaning ascribed thereto in section 10.3.

“Lease Year” means the twelve (12) month period from the Commencement Date of the Lease and each twelve (12) month period thereafter during the Term and any Extension Term.

“Management Fee” means an annual fee equal to one per cent (1%) of the Annual Base Rent.

“Mortgage” has the meaning ascribed thereto in section 13.1.

“Mortgagee” has meaning ascribed thereto in section 13.1.

“Non-Disturbance Agreement” means an agreement between the Tenant and a Mortgagee pursuant to which the Mortgagee agrees that provided the Tenant is not in default of any of its obligations hereunder beyond any applicable grace or call period the Tenant shall have quiet enjoyment of the Premises undisturbed by the Mortgagee or any Person claiming through or under the Mortgagee.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Premises” means the Land the Building and all improvements and equipment thereon and therein.

“Prime Rate” means the commercial lending rate of interest, expressed as an annual rate, which the chartered bank designated by the Landlord from time to time quotes from time to time in its principal office in Canada as the reference rate of interest and commonly known as its “prime rate”, and which serves as the basis upon which effective rates of interest are calculated for Canadian dollar loans made in Canada to its commercial customers with interest payable as a function of its prime rate.

“Release” means any release, discharge, emission, deposit, issuance, spray, escape, spill, leak and shall also have the various meanings under Environmental Laws.

“Rent” means and includes the Annual Base Rent, Additional Rent and all other sums payable by the Tenant to the Landlord or to other Persons under this Lease.

“Second Extension Term” has the meaning ascribed thereto in section 3.2(b).

“Structure” means the structural elements of the Building including foundations, exterior wall assemblies including weather walls, load bearing walls, floor slab, roof, roof deck, structural columns.

“Taxes” means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary or otherwise, which are levied, imposed or assessed against or in respect of the Building, the Land or upon the Landlord in respect thereof or which are from time to time levied, imposed or assessed in the future in lieu thereof, including those levied, imposed or assessed for education, schools and local improvements and including all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith in contesting, resisting or appealing any taxes, rates, duties, levies or assessments, and shall also include any and all taxes which may in future be levied in lieu of “Taxes” as hereinbefore defined, but excluding taxes and license fees in respect of any business carried on by tenants and occupants of the Building (including the Landlord), income or profits taxes upon the income of the Landlord to the extent such taxes are not levied in lieu of taxes, rates, duties, levies and assessments against the Building or the Land or upon the Landlord in respect thereof.

“Tenant Party” means the Tenant, its employees, agents, invitees, contractors, or others for whom it is in law responsible.

“Term” means the term of this Lease set forth in section l.l(e)(i) hereof and any extension or renewal thereof and any period of permitted overholding.

“Transfer” means an assignment of this Lease in whole or in part, a sublease of all or any part of the Premises, any transaction whereby the rights of the Tenant under this Lease or to the Premises are transferred to another, any transaction by which any right of use or occupancy of all or any part of the Premises is conferred upon anyone, any mortgage charge or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to receivership proceedings, seizure by legal process directly or indirectly and transfer by operation of law), which has changed or might change the identity of the persons having lawful use or occupancy of any part of the Premises. The holding of possession of third party inventory and equipment does not constitute a Transfer.

“Transferee” means the Person to whom a Transfer is or is to be made.

“Untenantable” means that the Building is not capable of being used and occupied for the purpose for which it was intended whether by reason of damage or destruction to the Building by fire, tempest or other peril or a catastrophic event or by reason of access to the Building being cut off or impaired such that the Tenant is unable to access the Building and the Premises in the ordinary course of its business.

SCHEDULE C

INDEMNITY AGREEMENT

THIS AGREEMENT is dated the 1^ day of 1^, 200^.

BETWEEN:
1^ (the “Landlord”)
OF THE FIRST PART

- and -

1^ (the “Indemnifier”)
OF THE SECOND PART

In order to induce the Landlord to enter into the lease (the “Lease”) dated the 1^ day of 1^ made between the Landlord and 1^, as tenant (the “Tenant”), and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Indemnifier, as principal and not as surety, hereby covenants and makes the following indemnity agreement (the “Indemnity”) with and in favour of the Landlord:

1.	The Indemnifier hereby agrees with the Landlord that at all times during the Term and any extension or renewal of the Term it will:

(a)	make the due and punctual payment of all Base Rent and Additional Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease by the Tenant whether to the Landlord or otherwise and whether the Lease has been disaffirmed or disclaimed;

(b)	effect prompt and complete performance of all and singular the terms, covenants and conditions contained in the Lease on the part of the Tenant to be kept, observed and performed; and

(c)	indemnify and save harmless the Landlord from any loss, costs or damages arising out of any failure by the Tenant to pay the aforesaid Base Rent and Additional Rent, monies, charges, or other amounts due under the Lease or resulting from any failure by the Tenant to observe or perform any of the terms, covenants and conditions contained in the Lease.

2.	This Indemnity is absolute and unconditional and the obligations of the Indemnifier shall not be released, discharged, mitigated, impaired or affected by:

(a)	any extension of time, indulgences or modifications which the Landlord extends to or makes with the Tenant in respect of the performance of any of the obligations of the Tenant under the Lease;

(b)	any waiver by or failure of the Landlord to enforce any of the terms, covenants and conditions contained in the Lease;

(c)	any Transfer of the Lease by the Tenant or by any trustee, receiver or liquidator;

(d)	any consent which the Landlord gives to any such Transfer;

(e)	any amendment to the Lease or any waiver by the Tenant of any of its rights under the Lease; or

(f)	the expiration of the Term.

3.	The Indemnifier hereby expressly waives notice of the acceptance of this Agreement and all notice of non-performance, non-payment or non-observance on the part of the Tenant of the terms, covenants and conditions contained in the Lease. Without limiting the generality of the foregoing, any notice which the Landlord desires to give to the Indemnifier shall be sufficiently given if delivered personally to the Indemnifier or if mailed by prepaid registered or certified post addressed to the Indemnifier at the Leased Premises, and every such notice is deemed to have been given upon the day it was so delivered personally, or if mailed forty-eight (48) hours following the date of mailing. The Indemnifier may designate by notice in writing a substitute address for that set forth above and thereafter notices shall be directed to such substitute address. If two or more Persons are named as Indemnifier, any notice given hereunder or under the Lease shall be sufficiently given if delivered or mailed in the foregoing manner to any one of such Persons.

4.	In the event of a default under the Lease or under this Agreement, the Indemnifier waives any right to require the Landlord to:

(a)	proceed against the Tenant or pursue any rights or remedies against the Tenant with respect to the Lease;

(b)	proceed against or exhaust any security of the Tenant held by the Landlord; or

(c)	pursue any other remedy whatsoever in the Landlord’s power.

5.	The Landlord has the right to enforce this Indemnity regardless of the acceptance of additional security from the Tenant and regardless of any release or discharge of the Tenant by the Landlord or by others or by operation of law.

6.

Without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity is not and is not deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease in any proceeding, including any filing of a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act or by repudiation of the Lease by the Tenant, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if the Lease had not been disaffirmed or disclaimed, and in furtherance hereof, the Indemnifier agrees, upon any such disclaimer, that the Indemnifier shall, at the option of the Landlord, become the tenant of the Landlord upon the same terms and conditions as are contained in the Lease, applied mutatis mutandis. The liability of the Indemnifier shall not be affected by any repossession of the Leased Premises by the Landlord, provided, however, that the net payments received by the Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises shall be credited from time to time by the Landlord against the indebtedness of the Indemnifier hereunder and the Indemnifier shall pay any balance owing to the Landlord from time to time within five (5) business days after demand.

7.	No action or proceedings brought or instituted under this Indemnity and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity by reason of any further default hereunder or in the performance and observance of the terms, covenants and conditions contained in the Lease.

8.	No modification of this Indemnity shall be effective unless the same is in writing and is executed by both the Indemnifier and the Landlord.

9.	The Indemnifier shall, without limiting the generality of the foregoing, be bound by this Indemnity in the same manner as though the Indemnifier were the Tenant named in the Lease.

10.	If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) execute this Indemnity as Indemnifier, the liability of each such individual, corporation, partnership or other business association hereunder is joint and several. In like manner, if the Indemnifier named in the Indemnity is a partnership or other business association, the members of which are, by virtue of statutory or general law, subject to personal liability, the liability of each such member is joint and several.

11.	All of the terms, covenants and conditions of this Indemnity extend to and are binding upon the Indemnifier, his or its heirs, executors, administrators, successors and assigns, as the case may be, and enure to the benefit of and may be enforced by the Landlord, its successors and assigns, as the case may be, and any Mortgagee of all or any part of the Landlord or Building.

12.	The expressions “Landlord”, “Tenant”, “Base Rent”, “Building”, “Additional Rent”, “Term”, “Leased Premises”, “Person”, “Lands”, “Transferee”, “Mortgagee” and other terms or expressions where used in this Indemnity, have the same meaning as in the Lease.

13.	This Indemnity shall be construed in accordance with the laws of the Province of Ontario.

14.

Wherever in this Indemnity reference is made to either the Landlord or the Tenant, the reference is deemed to apply also to the heirs, executors, administrators, successors and assigns and transferees of the Tenant named in the Lease, and the successors and assigns of the Landlord. Any assignment by the Landlord of any of its interests in the Lease operates automatically as an assignment to such assignee of the benefit of this Indemnity.

IN WITNESS WHEREOF the Landlord and the Indemnifier have signed and sealed this Indemnity.

SCHEDULE D

ADDITIONAL LAND

The attached drawing represents the parties’ general agreement as to the configuration of the Additional Land. In the event that,

(i)	based upon Tenant’s actual operations at the Premises, Tenant reasonably determines that the severance, lease and/or development of the Additional Land (as shown on the attached drawing) would adversely impact or interfere with Tenant’s access to and from the Building or the operation by Tenant of its business on the Premises (including without limitation, the staging and/or docking of truck and trailers),

(ii)	based upon the Landlord’s intended use of the Additional Land, the Landlord reasonably determines that a re-configuration of the Additional Land is necessary (provided that such re-configuration shall not adversely impact or interfere with Tenant’s access to and from the Building or the operation by Tenant of its business on the Premises as aforesaid), the parties shall cooperate in good faith to reconfigure the Additional Land as necessary to avoid such impact or interference.

INDEMNITY AGREEMENT

THIS AGREEMENT is dated the 17th day of July, 2006.

BETWEEN:

80241 CANADA LTD.

(the “Landlord”)

OF THE FIRST PART

- and -

BWAY CORPORATION

(the “Indemnifier”)

OF THE SECOND PART

In order to induce the Landlord to enter into the lease (the “Lease”) dated the 17th day of July, 2006 made between the Landlord and ICL Industrial Containers ULC, as tenant (the “Tenant”), for the premises located at 120 Walker Drive, Brampton, Ontario and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Indemnifier, as principal and not as surety, hereby covenants and makes the following indemnity agreement (the “Indemnity”) with and in favour of the Landlord:

1.	The Indemnifier hereby agrees with the Landlord that at all times during the Term and any extension or renewal of the Term it will:

(a)	make the due and punctual payment of all Base Rent and Additional Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease by the Tenant whether to the Landlord or otherwise and whether the Lease has been disaffirmed or disclaimed;

(b)	effect prompt and complete performance of all and singular the terms, covenants and conditions contained in the Lease on the part of the Tenant to be kept, observed and performed; and

(c)	indemnify and save harmless the Landlord from any loss, costs or damages arising out of any failure by the Tenant to pay the aforesaid Base Rent and Additional Rent, monies, charges, or other amounts due under the Lease or resulting from any failure by the Tenant to observe or perform any of the terms, covenants and conditions contained in the Lease.

2.	This Indemnity is absolute and unconditional and the obligations of the Indemnifier shall not be released, discharged, mitigated, impaired or affected by:

(a)	any extension of time, indulgences or modifications which the Landlord extends to or makes with the Tenant in respect of the performance of any of the obligations of the Tenant under the Lease;

(b)	any waiver by or failure of the Landlord to enforce any of the terms, covenants and conditions contained in the Lease;

(c)	any Transfer of the Lease by the Tenant or by any trustee, receiver or liquidator;

(d)	any consent which the Landlord gives to any such Transfer;

(e)	any amendment to the Lease or any waiver by the Tenant of any of its rights under the Lease; or

(f)	the expiration of the Term.

3.	The Indemnifier hereby expressly waives notice of the acceptance of this Agreement and all notice of non-performance, non-payment or non-observance on the part of the Tenant of the terms, covenants and conditions contained in the Lease. Without limiting the generality of the foregoing, any notice which the Landlord desires to give to the Indemnifier shall be sufficiently given if delivered personally to the Indemnifier or if mailed by prepaid registered or certified post addressed to the Indemnifier at the Leased Premises, and every such notice is deemed to have been given upon the day it was so delivered personally, or if mailed forty-eight (48) hours following the date of mailing. The Indemnifier may designate by notice in writing a substitute address for that set forth above and thereafter notices shall be directed to such substitute address. If two or more Persons are named as Indemnifier, any notice given hereunder or under the Lease shall be sufficiently given if delivered or mailed in the foregoing manner to any one of such Persons.

4.	In the event of a default under the Lease or under this Agreement, the Indemnifier waives any right to require the Landlord to:

(a)	proceed against the Tenant or pursue any rights or remedies against the Tenant with respect to the Lease;

(b)	proceed against or exhaust any security of the Tenant held by the Landlord; or

(c)	pursue any other remedy whatsoever in the Landlord’s power.

5.	The Landlord has the right to enforce this Indemnity regardless of the acceptance of additional security from the Tenant and regardless of any release or discharge of the Tenant by the Landlord or by others or by operation of law.

6.

Without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity is not and is not deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease in any proceeding, including any filing of a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act or by repudiation of the Lease by the Tenant, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if the Lease had not been disaffirmed or disclaimed, and in furtherance hereof, the Indemnifier agrees, upon any such disclaimer, that the Indemnifier shall, at the option of the Landlord, become the tenant of the Landlord upon the same terms and conditions as are contained in the Lease, applied mutatis mutandis. The liability of the Indemnifier shall not be affected by any repossession of the Leased Premises by the Landlord, provided, however, that the net payments received by the Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises shall be credited from time to time by the Landlord against the indebtedness of the Indemnifier hereunder and the Indemnifier shall pay any balance owing to the Landlord from time to time within five (5) business days after demand.

7.	No action or proceedings brought or instituted under this Indemnity and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity by reason of any further default hereunder or in the performance and observance of the terms, covenants and conditions contained in the Lease.

8.	No modification of this Indemnity shall be effective unless the same is in writing and is executed by both the Indemnifier and the Landlord.

9.	The Indemnifier shall, without limiting the generality of the foregoing, be bound by this Indemnity in the same manner as though the Indemnifier were the Tenant named in the Lease.

10.	If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) execute this Indemnity as Indemnifier, the liability of each such individual, corporation, partnership or other business association hereunder is joint and several. In like manner, if the Indemnifier named in the Indemnity is a partnership or other business association, the members of which are, by virtue of statutory or general law, subject to personal liability, the liability of each such member is joint and several.

11.	All of the terms, covenants and conditions of this Indemnity extend to and are binding upon the Indemnifier, his or its heirs, executors, administrators, successors and assigns, as the case may be, and enure to the benefit of and may be enforced by the Landlord, its successors and assigns, as the case may be, and any Mortgagee of all or any part of the Landlord or Building.

12.	The expressions “Landlord”, “Tenant”, “Base Rent”, “Building”, “Additional Rent”, “Term”, “Leased Premises”, “Person”, “Lands”, “Transferee”, “Mortgagee” and other terms or expressions where used in this Indemnity, have the same meaning as in the Lease.

13.	This Indemnity shall be construed in accordance with the laws of the Province of Ontario.

14.	Wherever in this Indemnity reference is made to either the Landlord or the Tenant, the reference is deemed to apply also to the heirs, executors, administrators, successors and assigns and transferees of the Tenant named in the Lease, and the successors and assigns of the Landlord. Any assignment by the Landlord of any of its interests in the Lease operates automatically as an assignment to such assignee of the benefit of this Indemnity.

IN WITNESS WHEREOF the Landlord and the Indemnifier have signed this Indemnity as of the date above first written.

80241 CANADA LTD.

By:	/s/ Morton Arshinoff
Title:	Morton Arshinoff, President

BWAY CORPORATION

By:	[Illegible]
Title:	Vice President Administration & CFO